Exhibit 21.1
Aerojet Rocketdyne Holdings, Inc.
100% Owned Subsidiaries

Name of Entity	State of Incorporation
Aerojet Rocketdyne, Inc.	Ohio
Aerojet International, Inc.	California
Aerojet Investments Ltd.	California
Aerojet Ordnance Tennessee, Inc.	Tennessee
Aerojet Rocketdyne of DE, Inc.	Delaware
Arde, Inc.	New Jersey
Arde-Barinco, Inc.	New Jersey
BPOU LLC	Delaware
Chemical Construction Corporation	Delaware
Cordova Chemical Company	California
Cordova Chemical Company of Michigan	Michigan
Easton Development Company, LLC (5% owned by Aerojet Rocketdyne, Inc.)	California
AGC Office 1 LLC	California
European Space Propulsion Limited	United Kingdom
Eurojet Space Propulsion Limited	United Kingdom
European Space Propulsion Limited	United Kingdom
GT & MC, Inc.	Delaware
TKD, Inc.	California
Easton Development Company, LLC (95% owned by Aerojet Rocketdyne Holdings, Inc.)	California
Novadyne Energy Systems LLC	Delaware
Energetic Energy Technologies Limited	Hong Kong, China
Energetic Energy (Beijing) Teechnology Co,. Ltd	Beijing, China
GDX Automotive SAS	France
Snappon SA	France
GDX LLC	Delaware
RKO General, Inc.	Delaware